EXHIBIT 99.1
FORM 3 JOINT FILER INFORMATION

Name	R. Scott Jones
Address	C/O Bio Wave Innovations, LLC 274 Ridgefield Road Wilton, CT 06897
Designated Filer	BioWave Innovations, LLC
Issuer & Ticker Symbol	AFP Imaging Corporation [AFP.OB]
Date of Event Requiring Statement	June 23, 2009
Signature	/s/ R. Scott Jones R. Scott Jones